Exhibit 10.1

Named Executive Officer Compensation-Related Arrangement Written Summary
On August 22, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Cabela's Incorporated (the “Company”) approved a payment of $85,000 to Thomas L. Millner, the Company's President and Chief Executive Officer. This payment was to partially reimburse Mr. Millner for a loss on the sale of his former residence that he incurred as a result of relocating to Sidney, Nebraska. In addition, on October 10, 2011, the Committee approved a payment of $19,000 to Mr. Millner to reimburse him for final moving expenses he incurred as a result of relocating to Sidney, Nebraska.